UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2007

Ortec International, Inc.

(Exact Name of Registrant as Specified in its Charter)

DE	0-27368	11-3068704
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3960 Broadway New York, NY	10032
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 740-6999

(Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 29, 2007 we entered into an Exchange Agreement with Paul Royalty Fund, L.P. (“PRF”) for PRF to exchange its interest in our future revenues for a new series of our convertible preferred stock with a stated value of $10,000,000 conditioned on the occurrence of certain events described below. This interest in our future revenues is recorded on our balance sheet as a liability. The amount of such liability on our September 30, 2006 financial statements was approximately $36,000,000. If we close our Exchange Agreement with PRF our earlier agreements with PRF will be cancelled and we will no longer have that liability.

One condition for the consummation of the exchange is our securing $8,000,000 of new financing by sale of a different new series of our convertible preferred stock which, except for priority of liquidation preferences, will have terms substantially identical to the new series of our convertible preferred stock to be received by PRF. Included in such $8,000,000 amount of new financing would be up to $2,000,000 of the principal amount of bridge notes we have issued and will issue for interim financing we have secured and hope to secure, which are exchanged for the investors’ new convertible preferred stock. Beginning in October 2006 to date we have received $1,309,500 in such bridge financing. We expect to receive additional bridge financing of up to $690,500 as a result of our entering into the Exchange Agreement. The preferred stock to be received by PRF would be convertible to common stock based on its stated value. If it would enable us to have our common stock listed on a domestic or foreign stock exchange, the Exchange Agreement requires PRF to exchange its interest in our revenues for our convertible preferred stock if we secure $6,000,000 in such new financing (including the principal amount of our bridge notes exchanged for convertible preferred stock in the new financing).

Other conditions to the closing of our Exchange Agreement with PRF include the resignation of five of our seven directors, the resignations of our Chairman and Chief Executive Officer, and the execution by us and our Chairman and Chief Executive Officer of agreements, upon terms acceptable to PRF, our Chairman and Chief Executive Officer, and those among the new investors providing a majority of the new investment funds, cancelling the termination of employment agreements we entered into with our Chairman and Chief Executive Officer in

2002. Such termination of employment agreements which have to be cancelled require us to make payments to our Chairman and Chief Executive Officer based upon a multiple of their five year average annual salaries, as they are defined in those 2002 agreements if we terminate their employment with us. The Exchange Agreement provides that after the closing there will be a change in our Board of Directors with new directors designated by PRF and the new investors providing a majority of the new investment funds. The Exchange Agreement contemplates the election of our President, Dr. Constantin Papastephanou, as our new chief executive officer after the closing.

The liquidation preferences for the new convertible preferred shares we would issue to PRF and to the new investors will provide for the first $15,000,000 to be paid to PRF, the next amount not to exceed $20,000,000 to the new investors up to the amounts of their investments and the next $5,000,000 to PRF.

In the Exchange Agreement PRF agreed to extend its forbearance agreement with us (described in our Form 8-K filed on October 20, 2006) to May 1, 2007. Such date may be further extended to January 1, 2008 if certain conditions set forth in the Exchange Agreement are met. The Exchange Agreement also requires us to reimburse PRF for up to $200,000 of its legal expenses incurred in connection with the Exchange Agreement and other aspects of the new financing we are trying to secure.

The foregoing description of the Exchange Agreement is qualified in its entirety by reference to the actual terms of the Exchange Agreement, a copy of which is attached as Exhibit 10.1 and incorporated by reference herein in its entirety.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ortec International, Inc. (Registrant)

Date: January 31, 2007	By:	/s/ Alan W. Schoenbart
Chief Financial Officer

EXHIBIT INDEX

EX-10.1	EXCHANGE AGREEMENT